Exhibit 10.1

April 3, 2020

VIA EMAIL: kgpmah@gmail.com

Mr. G. Peter Mah

70 Elementary Road

Anmore, BC V3H 4Y6

Dear Peter,

Re:       Offer of Employment

I am pleased to provide you with our formal offer letter of employment to you with McEwen Mining Inc. (the "Company"), referenced hereto as Schedule “A”, as Chief Operating Officer, effective April 2, 2020. This letter agreement supercedes our letter to you dated April 1, 2020, which is terminated and of no further force and effect.

Kindly note that this offer is conditional upon you executing and returning a signed copy of this letter and signed/initialed copies of the attached Schedules "A", B" and "C" (the "Agreement") to me on or before April 6, 2020.

Note that the use of the term "ESA" in the Agreement shall mean Ontario's Employment Standards Act, 2000, as may be amended from time to time, or its successor legislation.

Please ensure you retain a copy of the Agreement for your records.

Peter, we look forward to welcoming you to the Company team and wish you a successful and rewarding career with us.

Sincerely,

MCEWEN MINING INC.

Robert R. McEwen

Chairman and Chief Owner

I, G. Peter Mah, acknowledge that I have read, understood and accept this offer and the terms and conditions contained in the attached Schedules (which form the Agreement as defined above) and agree to be bound by the terms and conditions of employment as outlined therein, including those that limit my entitlements, if any, upon the end of my employment with the Company.

April 6, 2020
Signature	Date

EMPLOYEE INITIALS

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com Email: info@mcewenmining.com

SCHEDULE "A"

MCEWEN MINING INC.

Terms and Conditions of Employment

The following outlines the terms and conditions of employment with McEwen Mining Inc. (the "Company").

Title	Chief Operating Officer
Reporting Relationship	Robert R. McEwen, Chairman and Chief Owner
Start Date	April 2, 2020, or as otherwise agreed to by the parties in writing.
Status	Full Time
Responsibilities

Your job responsibilities include the management of all McEwen’s operating mines and development projects, corporate strategic planning, merger and acquisition activities, due diligence, and relationships with all of McEwen’s stakeholders. A copy of your position description and annual objectives are described further in the attached Schedule "B."

While employed by the Company, you agree to work on a full-time basis exclusively for the Company and agree that you shall not, while you are employed by the Company, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business that competes with the Company or interferes or could reasonably interfere with your duties to the Company without our prior written permission. It shall be considered a conflict of interest contrary to the Code of Business Conduct, or otherwise, if you are found in violation of this provision. It is your sole responsibility to raise any conflicts or potential conflicts to the attention of the Chairman and Chief Owner for direction.

Base Salary	$390,000 per annum paid on a semi-monthly basis by way of direct deposit. While travel is prohibited due to the COVID19 threat, and until the following conditions are met:
- travel restrictions have been lifted for travel from Canada to the United States, Mexico and Argentina;
- no restrictions inhibiting your ability to travel to Timmins, Ontario as per the rules of Public Health Ontario exist;
- the Chairman an Chief Owner has authorized employees of the Company to resume business travel in light of the COVID 19 pandemic.
your base salary will be $195,000 per annum paid on a semi-monthly basis by way of direct deposit.
Stock Options

You shall receive an initial grant of 300,000 Stock Options in accordance with the terms of the Company's Equity Incentive Plan and Grant Agreement to be issued and priced at $0.81 (United States Dollars) per New York Stock Exchange traded common share, being 115% of the closing price on the Start Date.

You shall also be entitled to participate in such other equity plans as are determined in the sole discretion of the Board of Directors of the Company (the “Board”) and any applicable plan terms. The Board shall establish the applicable annual funding targets for any awards. Awards will be granted on an annual basis and payable not later than fourteen (14) days following the annual meeting of shareholders of the Company following the year for which the award is granted.

EMPLOYEE INITIALS

Bonus	You shall be eligible to receive a bonus at a time and in the amount as determined by the Board in its sole discretion.
Vacation	You will be entitled to five (5) weeks of vacation annually accrued on a monthly basis to be taken at a time as determined or agreeable to the Company having due regard to its operations (with such entitlement pro-rated for any partial year of employment). You must take your vacation in the year that it accrues. Subject to the minimum requirements under the ESA, any unused vacation at the end of the calendar year shall be forfeited and forever lost without further payment to you by the Company.
Benefits	You shall be entitled to participate in all benefit plans of Company as may be made available to employees of Company from time to time for which you are eligible in accordance with applicable plans and/or insurance contracts. You will receive complete details of all benefits plans as part of your orientation.
Travel	Until the following conditions are met:
- travel restrictions have been lifted for travel from Canada to the United States, Mexico and Argentina;
- no restrictions inhibiting your ability to travel to Timmins, Ontario as per the rules of Public Health Ontario exist;
- the Chairman an Chief Owner has authorized employees of the Company to resume business travel in light of the COVID 19 pandemic.
You will not be required to travel on business for the Company. Once all of the aforementioned conditions are met, the following travel requirements will apply:
As per the requirements of your position, you will be expected to travel to our sites and otherwise on a frequent basis, as the operations of the business reasonably demand. You agree that risks associated with such travel have been described to you as part of the hiring process and that you voluntarily assume those risks. The Company will continue to provide you with ongoing and reasonable information as it relates to such risks.
Expenses	You shall be reimbursed for any expenses that are incurred in the course of business and in accordance with the Company's expense policy. The Company shall provide a parking spot for your use, near the Company’s offices in Toronto. Such expense reimbursements do not form part of your compensation and shall not be continued following the effective date of termination of your employment for any reason.
Policies and Standards	The Company has established a variety of policies and standards, which shall form part of your employment terms with the Company, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and the Expense Reimbursement Policy. You agree to be bound by these policies and standards, as amended or otherwise introduced from time to time at the sole discretion of the Company. You agree that you have no reasonable expectation of privacy while using Company IT resources, including its IT networks or property (such as computers, cellular telephones, etc.).

EMPLOYEE INITIALS	3

Non Solicitation

You shall not, while employed by the Company and for 18 months following the termination of your employment with the Company, for any reason, directly or indirectly, on your behalf or on behalf or in connection with another person or entity: (a) recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee or contractor; or (b) offer employment or engagement or otherwise entice away from employment or engagement with the Company any individual who is employed or engaged by the Company. In the case of both (a) and (b), such restrictions shall apply only to persons that you had business dealings with in the 12 months preceding termination of your employment for any reason.

You agree that irreparable harm will be suffered by the Company in the event of your breach or threatened breach of your obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining you from engaging in or continuing any such breach hereof. Any claims asserted by you against the Company shall not constitute a defence in any injunction action, application or motion brought against you by the Company.

Non Disparagement	You agree that during your employment and thereafter, you shall not comment in any adverse fashion on the Company, its directors or officers, employees or agents.
No Obligations to Third Parties	You hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into this Agreement or Schedule "C" (the Confidentiality and Intellectual Property Information Agreement) or to perform your obligations hereunder and that you will not, by joining Company, breach any non-disclosure, intellectual property rights, non-competition, non-solicitation or other covenant in favour of any third party.
Changes to Duties and/or Compensation	If your duties, reporting lines, or compensation should change during the course of your employment with the Company, the validity of this Agreement, including the section regarding "Termination by You With Notice", "Termination by the Company Without Notice" and "Termination by the Company With Notice" will not be affected.
Termination by You With Notice	You may terminate your employment under this Agreement by providing the Company with 30 days' advance written notice. Subject to any requirements under the ESA, the Company may waive such further notice, or change your assignment, or place of work (within reason) during such notice of termination, and you agree that it shall not constitute a constructive dismissal.
Termination by the Company Without Notice	The Company may terminate your employment without notice for any of the following reasons, or as specified under the ESA or "Cause" under common law, including: (a) your continued failure to substantially perform your duties as described in Schedule "B", or otherwise required by the Company; (b) your willful engagement in misconduct which is injurious to the Company, other than business decisions made in good faith; (c) the willful violation by you of the provisions of this Agreement or any material policy, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and Expense Reimbursement Policy; (d) dishonesty; (e) you being found guilty of an offence under criminal or quasi criminal legislation that has a reasonably drawn nexus to the workplace which in the Company's sole determination caused or could cause damage to its reputation; or (f) engaging in a conflict of interest as described above. In the event of a termination under this section, the Company shall pay you any unpaid wages earned to the date of termination and any accrued and unpaid vacation pay earned by you during the same calendar year. Except for as may be required under the ESA, the Company shall have no further obligations to you.

EMPLOYEE INITIALS	4

Termination by the Company With Notice

The Company may terminate your employment without notice, for any reason, by providing you with the greater of: (a) three (3) weeks' notice if you are terminated in the first year of employment from the Start Date, plus an additional three (3) weeks' of notice for every completed year thereafter, to a maximum of 12 weeks (e.g. 2 years of service would result in 6 weeks of base wages; 3 years' of service would result in 9 weeks of base wages); or (b) your minimum entitlement to notice, pay in lieu of notice and statutory severance pay, if applicable, or any other entitlement as required under the ESA.

For certainty, such notice may be provided as working notice or pay in lieu of notice, or a combination thereof, at the Company's sole discretion. Note that if you are solely provided with working notice, statutory severance pay, if any, shall be provided to you at the end of such working notice period.

In either case of (a) or (b) in this Section, benefits shall be continued for the minimum period required under the ESA. For certainty, any such payments contemplated in this Section shall be inclusive of the notice required by the ESA and/or pay in lieu of such notice, or statutory severance pay (if any) owing under the ESA.

You agree that such notice is reasonable and that no further notice or other payments or compensation or entitlements are owing to you under contract, statute or common law. In no circumstance will you receive less than any amounts or other benefits or entitlements owing to you under the ESA.

In the event of a takeover of the Company, as a result of which you are terminated or you choose to resign you will be entitled to a payment equal to twice the sum of your annual salary and bonus of the preceding year.

Release of Claims	You further agree that any payment or other benefit or entitlement that the Company's provides to you under the "Termination by the Company With Notice" provision that is greater than your entitlements under the ESA shall be provided in exchange for you executing a release within five (5) days of the termination date in the form attached as Schedule "D". If you do not wish to sign the release you shall be provided with your minimum entitlements under the ESA as set out above and this shall be your maximum entitlement under the ESA, contract or common law.

EMPLOYEE INITIALS	5

Compliance with Ontario Legislation

Nothing in this Agreement is intended to conflict with the ESA. In the event of a conflict between any provision or language in this Agreement and the ESA, such ESA shall govern.

You agree that you have received a copy of the ESA Poster. The Company provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or medical need, please contact Carmen Diges, General Counsel at 647.258.0395 or by e-mail at cdiges@mcewenmining.com before your start date so that, subject to measures constituting undue hardship, the appropriate accommodations can be in place before you begin work.

Deductions and Withholdings	Any payments made to Employee under this Agreement shall be subject to applicable deductions and statutory withholdings.
Severability	If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.
Entire Agreement	This Agreement, inclusive of the Schedules, supersedes any and all other agreements, whether oral or in writing, between the parties with respect to your employment with the Company.
Governing Law	This Agreement is governed by the laws of the Province of Ontario and you agree to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.
Currency	Unless otherwise specified, all currency in this Agreement shall be in CAD.
Confidentiality and Intellectual Property	As highlighted in the offer letter, attached, this Agreement is conditional upon you agreeing to and abiding by the "Confidentiality and Intellectual Property Information Agreement" attached hereto as Schedule "C."
Legal Advice	If you are uncertain about the contents this Agreement, you should seek independent legal advice.

EMPLOYEE INITIALS	6

SCHEDULE "B"

SUMMARY OF ROLE AND KEY RESPONSIBILITIES

•	Management of the operating mines and development projects

•	Corporate strategic planning

•	Merger and acquisition activities

•	Due diligence

•	Management of relationships with stakeholders

SKILLS AND QUALIFICATIONS:

•	Mining engineering degree

•	Strong operating background

•	Managed multiple operations simultaneously

•	Capital markets experience – capital raising

•	Persuasive presenter

•	Good problem solver

EMPLOYEE INITIALS

SCHEDULE "C"

Employee Covenants

Confidentiality and Intellectual Property Agreement

In consideration of employment with McEwen Mining Inc. (the "Company"), G. Peter Mah (the "Employee") and for other payments and benefits provided, the sufficiency of which is acknowledged by the Employee, the Employee agrees and covenants as follows:

1.	Employment with the Company will give the Employee access to intellectual and confidential information belonging to the Company, its customers, its suppliers and others (the confidential information is collectively referred to in this Agreement as "Confidential Information"). Confidential Information includes records, data, materials and information and copies thereof and all information relating to any properties, procedures, suppliers, services, personnel, policies and practice, cost and expense structure, business, prospects and business/organizational opportunities and plans of the Company and all financial information and other information or disclosure relating to the business and affairs of the Company. Confidential Information does not include information that at the time it was received was in the public domain, was disclosed to the Employee through no fault of the Employee, was legitimately known to Employee prior to disclosure, or is required by law to be disclosed.

2.	The Employee covenants and agrees that the Company shall solely and exclusively own all right, title and interest in, and to, all "Intellectual Property", which is defined as follows: all intellectual and industrial property and rights therein, whether or not registered or registrable, and all registrations, applications, divisional, extensions, and reissues therefor, including without limitation all works in which copyright subsists or may subsist, derivative works, computer software, moral rights, designs, industrial designs, Confidential Information, as defined above, trademarks and trade names including all goodwill associated therewith, patents, discoveries, improvements, inventions and integrated circuit topographies, specifically developed, created, produced or contributed to by the Employee at any time, pursuant to this Agreement. The Employee hereby assigns all Intellectual Property to the Company. The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such assignment and the Company's ownership of the Intellectual Property, when and as requested by the Company. The Employee agrees to waive, and hereby waives, any and all moral rights or rights of a similar nature which the Employee has or in the future may have (including in Intellectual Property which may come into existence after the date of this Agreement) in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such waiver of the moral rights, when and as requested by the Company. For clarity, the Employee acknowledges that the Company and its affiliates and licensees have the unlimited right to use (or not to use) the Intellectual Property and all elements thereof, including the right to edit, change, distort, transpose and otherwise modify the Intellectual Property in any manner and to use the Intellectual Property in association with any and all goods, services, products and institutions and the Employee shall waive and hereby waives any right to receive authorship or ownership credit in connection with any use of the Intellectual Property or elements thereof.

3.	The Employee shall, during and after employment, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company.

4.	The Employee covenants and agrees not to make any unauthorized use whatsoever of or to bring onto the Company's premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or intellectual property of any third party, including without limitation any trade-marks or copyrighted materials, during the course of employment. The Employee agrees and represents that employment and the execution of this Agreement do not and will not breach any agreement to which the Employee is currently a party or which currently applies to the Employee.

5.	The Employee agrees that the Employee will, if requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and intellectual property rights as the Company's customers or suppliers reasonably required to protect Confidential Information or Intellectual Property.

6.	Regardless of any changes in position, salary or otherwise, including, without limitation, termination of the Engagement, unless otherwise stipulated pursuant to the terms hereof, the Employee will continue to be subject to each of the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph.

7.	The Employee acknowledges that the services provided by the Employee to the Company are unique. The Employee further agrees that irreparable harm will be suffered by the Company in the event of the Employee's breach or threatened breach of any of their obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining the Employee from engaging in or continuing any such breach hereof. Any claims asserted by the Employee against the Company shall not constitute a defence in any injunction action, application or motion brought against the Employee by the Company.

8.	This Agreement is governed by the laws of the Province of Ontario and the Employee agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.

9.	If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

IN WITNESS WHEREOF the Company has caused this Agreement to be executed as of the 6th day of April, 2020.

SIGNED, SEALED AND DELIVERED In the presence of:	) )
	) )	G. Peter Mah
Witness	)